Exhibit 15.3

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have issued our report dated April 27, 2018, with respect to the consolidated financial statements of The9 Limited, its subsidiaries and its variable interest entities included in the annual report of The9 Limited on Form 20-F for the year ended December 31, 2017. We consent to the incorporation by reference of this annual report in the Registration Statements of The9 Limited on Forms S-8 (No. 333-127700, No. 333-156306, No. 333-168780, No. 333-210693 and No. 333-217190) and Form F-3 (No. 333-210692).

/s/ Grant Thornton

Shanghai, China

April 27, 2018